ALLIANCE STANDARD III L.L.C.                 ALLIANCE STANDARD III CORP.
      520 Madison Avenue             c/o International Fund Administration, Ltd.
          7th Floor                         48 Par-la-Ville Road, Suite 464
      New York, NY 10022                         Hamilton HM11, Bermuda
Attention: Michael L. Lewittes
  Telephone: (212) 826-6805



                                                     January 21, 1998


DEAR HOLDERS OF COMMON STOCK OF
SECURITY INVESTMENTS GROUP, INC.:

         Alliance Standard III L.L.C. and Alliance Standard III Corp. (collectively, the "Purchasers") are offering to purchase (the "Offer") up to 1,000,000 shares of Common Stock, par value $.10 per share (the "Shares") of Security Investments Group, Inc., a Delaware corporation (the "Company") for a price of $2.00 per Share. Notwithstanding the foregoing, the Purchasers reserve the right to purchase only up to 707,000 Shares if the board of directors of the Company has not approved the Purchasers' acquisition of Shares pursuant to this Offer prior to the date that the Purchasers accept for payment Shares tendered pursuant to this Offer.

         A copy of the offering materials is enclosed. The Purchasers believe, in addition to the other information contained in the accompanying Offer to Purchase, you should consider the following:

o        ALL CASH OFFER

         The Purchasers are offering to pay $2.00 IN CASH PER SHARE FOR UP TO 1,000,000 SHARES (707,000 Shares if the board of directors of the Company has not approved the Purchasers' acquisition of Shares pursuant to this Offer) if tendered in response to the Offer.

o        ILLIQUID MARKET FOR SHARES

         According to the Company's 1996 Proxy Statement, the Shares were removed from quotation on the Nasdaq National Market and are currently traded over-the-counter and reported by Bloomberg, L.P. THE MOST RECENTLY- REPORTED TRADING PRICE PER SHARE BY BLOOMBERG, L.P. WAS $2 1/8 ON JANUARY 16, 1998, AT A VOLUME OF 1,800 SHARES. Accordingly, the Offer affords you the opportunity to dispose of your Shares for cash which otherwise might not be an option available to you, due to the illiquid market for the Shares.

o        NO COMMISSION; NO FINANCING CONDITION

         The $2.00 per Share purchase price will be ALL CASH, WITHOUT COMMISSION OR OTHER COSTS TO ANY HOLDER who tenders his, her or its shares. ALL COSTS AND COMMISSIONS WILL BE BORNE BY PURCHASERS. Purchasers have committed funds available to pay for up to 1,000,000 Shares that are tendered and accepted for payment in response to the Offer. The Offer is not subject to financing.

o        POTENTIAL TAX ADVANTAGES

         If you originally paid more than $2.00 per Share, you may be able to recognize a tax loss on the sale of Shares to the Purchasers. This tax loss could be of substantial benefit to you. You may be able to use these losses to offset capital gains realized on other investments or to offset ordinary income up to an annual deduction limitation of $3,000. EACH HOLDER OF SHARES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF ACCEPTING THIS OFFER TO PURCHASE.

IN DECIDING WHETHER OR NOT TO ACCEPT PURCHASERS' OFFER TO PURCHASE YOUR SHARES, WHICH WOULD TERMINATE ANY RIGHTS YOU MAY HAVE AS A HOLDER OF ANY SHARES ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, YOU SHOULD CONSIDER CAREFULLY ALL OF THE ACCOMPANYING MATERIALS AND SHOULD REVIEW THESE MATERIALS WITH YOUR BROKER OR OTHER FINANCIAL ADVISER.

                                   Sincerely,

                                   Alliance Standard III L.L.C.

                                   Alliance Standard III Corp.

                          PROCEDURE TO ACCEPT THE OFFER

IF YOU WISH TO ACCEPT THIS OFFER AND WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD FOLLOW ONE OF THESE TWO PROCEDURES:

(1) IF YOU OWN YOUR SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed BLUE Letter of Transmittal in accordance with the instructions in such Letter of Transmittal and mail or deliver the BLUE Letter of Transmittal together with your stock certificate(s), and any other required documents to the Depositary in the enclosed, postage-paid, addressed envelope.

(2) IF YOU HOLD YOUR SHARES IN A BROKER,  DEALER,  BANK,  TRUST OR OTHER NOMINEE
ACCOUNT: You should contact your broker, dealer, bank, trust or nominee representative and request that they tender the Shares on your behalf.

                            IF YOU HAVE ANY QUESTIONS

Questions and requests for assistance (including if you are unable to locate your stock certificates or deliver them prior to the Expiration Date) may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885

                           OFFER TO PURCHASE FOR CASH
       UP TO 1,000,000 OUTSTANDING SHARES OF COMMON STOCK, $.10 PAR VALUE
                                       OF
                        SECURITY INVESTMENTS GROUP, INC.
                                  AT A PRICE OF
                              $2.00 NET PER SHARE,
                                       BY
          ALLIANCE STANDARD III L.L.C. AND ALLIANCE STANDARD III CORP.
--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 24, 1998, UNLESS THE OFFER IS
                                    EXTENDED.
--------------------------------------------------------------------------------


         THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 13. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.10 OF SECURITY INVESTMENTS GROUP, INC. (THE "SHARES") BEING TENDERED.

         NOTWITHSTANDING THE FOREGOING, THE PURCHASERS RESERVE THE RIGHT TO PURCHASE ONLY UP TO 707,000 SHARES IF THE BOARD OF DIRECTORS OF THE COMPANY HAS NOT APPROVED, WITHIN THE MEANING OF S.203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") ON TERMS SATISFACTORY TO THE PURCHASERS IN THEIR SOLE DISCRETION, THE PURCHASERS' ACQUISITION OF SHARES PURSUANT TO THIS OFFER PRIOR TO THE DATE THAT THE PURCHASERS ACCEPT FOR PAYMENT SHARES TENDERED PURSUANT TO THIS OFFER.

                             ---------------------
                                    IMPORTANT
                             ---------------------

                  Any holder of Shares desiring to tender all or any portion of such holder's Shares should either:

         1. Complete and sign the Letter of Transmittal (or a facsimile thereof) relating to the Shares tendered in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver Shares pursuant to the procedure for book-entry transfer set forth in Section 2, or

         2. Request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder.

                  A holder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee MUST contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

                  If a holder desires to tender Shares and (i) such holder's certificates for Shares are not immediately available, or (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, such holder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

                  Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.


                     The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885

                                January 21, 1998

                                TABLE OF CONTENTS

INTRODUCTION...................................................................1
THE TENDER OFFER...............................................................2
SECTION 1.        TERMS OF THE OFFER...........................................2
SECTION 2.        PROCEDURES FOR TENDERING SHARES..............................5
SECTION 3.        WITHDRAWAL RIGHTS............................................9
SECTION 4.        ACCEPTANCE FOR PAYMENT AND PAYMENT..........................10
SECTION 5.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................12
SECTION 6.        PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES..............13
SECTION 7.        EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
                           EXCHANGE ACT REGISTRATION; MARGIN
                           REGULATIONS........................................14
SECTION 8.        CERTAIN INFORMATION CONCERNING THE COMPANY..................15
SECTION 9.        CERTAIN INFORMATION CONCERNING THE PURCHASERS AND THE
                           FUNDS..............................................20
SECTION 10.       SOURCE AND AMOUNT OF FUNDS..................................22
SECTION 11.       PURPOSE OF THE OFFER........................................23
SECTION 12.       DIVIDENDS AND DISTRIBUTIONS.................................23
SECTION 13.       CERTAIN CONDITIONS OF THE OFFER.............................24
SECTION 14.       CERTAIN LEGAL MATTERS.......................................27
SECTION 15.       FEES AND EXPENSES...........................................29
SECTION 16.       MISCELLANEOUS...............................................30

SCHEDULE I        DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASERS.........S-1

ANNEX A CERTAIN SELECTED FINANCIAL INFORMATION REGARDING SECURITY INVESTMENTS GROUP, INC. (THE "COMPANY"), EXCERPTED FROM THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 1995.

ANNEX             B CERTAIN  FINANCIAL  INFORMATION  REGARDING  SECURITY SAVINGS
                  BANK,  SLA,   PREPARED  BY  THE  FEDERAL   DEPOSIT   INSURANCE
                  CORPORATION.

To the Holders of Shares of Common Stock of Security Investments Group, Inc.:

                                  INTRODUCTION

                  Alliance Standard III L.L.C. ("Purchaser L.L.C."), a Delaware limited liability company wholly owned by LJ Investments, L.L.C. ("Investments LLC"), a Delaware limited liability company, and Alliance Standard III Corp. ("Purchaser Corp.," and collectively with Purchaser LLC, the "Purchasers"), a British Virgin Islands corporation wholly owned by LJ Investments Corp. ("Investments Corp." and collectively with Investments LLC, the "Funds"), a British Virgin Islands corporation, hereby offer to purchase up to 1,000,000 outstanding shares of Common Stock, par value $.10 per share (the "Shares") of Security Investments Group, Inc., a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, collectively constitute the "Offer"). Notwithstanding the foregoing, the Purchasers reserve the right to purchase only up to 707,000 Shares if the board of directors of the Company has not approved, within the meaning of S.203 of the Delaware General Corporation Law (the "DGCL") on terms satisfactory to the Purchasers in their sole discretion, the Purchasers' acquisition of Shares pursuant to this Offer prior to the date that the Purchasers accept for payment Shares tendered pursuant to this Offer.

                  The Purchasers  believe that the Shares are  registered  under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based upon their review of available filings made by the Company with the Securities and Exchange Commission (the "Commission"). The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchasers do not have any knowledge that any such information is untrue, the Purchasers take no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information.

                  The Purchasers will pay soliciting dealer's fees of $0.20 per Share to brokers, dealers and other persons for soliciting tenders of Shares from their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchasers for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Tendering holders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, tendering holders will not be obligated to pay transfer taxes on the purchase of Shares pursuant to the Offer. The Purchasers will pay all charges and expenses of IBJ Schroder Bank & Trust Company, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

                  The Purchasers' purpose in making the Offer is to make, through the purchase of Shares, a speculative investment in any surplus or excess funds remaining after the outcome of all litigation and satisfaction of all liabilities of Security Savings Bank, SLA, a savings bank that was chartered under the laws of the State of New Jersey, and which was a wholly owned subsidiary of the Company and the Company's principal asset ("Security Savings"). Security Savings was placed into receivership by the Office of Thrift Supervision (the "OTS") on December 4, 1992. By tendering
Shares pursuant to the Offer, holders of Shares will relinquish any and all rights, as holders of those Shares tendered, to share in any such surplus or excess funds, including any distributions from the Federal Deposit Insurance Corporation (the "FDIC"). The Company and Security Savings no longer operate an ongoing business and, to Purchasers' knowledge, Security Savings no longer has a Board of Directors or management. The Purchasers have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company (other than the distribution to the holders of the Shares of funds, if any, received from the FDIC by the Company in accordance with the charter documents and other instruments defining the rights of securities holders, and the applicable rules of the FDIC with respect to priorities of distributions by receivers of failed institutions), a sale or transfer of any material amount of assets of the Company, any change in the Board of Directors or management of the Company, any change in the capitalization or dividend policy of the Company, or any other change in the Company's corporate structure or business.

                  Certain federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

                  THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

                   Certain conditions to this Offer are described in Section 13. The Purchasers expressly reserve the right, in their sole discretion, to waive any one or more of the conditions to the Offer. See Sections 1, 13 and 14.

                   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.       TERMS OF THE OFFER

                   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment and pay for up to 1,000,000 Shares, which are validly tendered and not withdrawn prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, February 24, 1998, unless and until the Purchasers, in their sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchasers, will expire. Notwithstanding the foregoing, the Purchasers reserve the right to purchase only up to 707,000 Shares if the board of directors of the Company has not approved, within the meaning of S.203 of the DGCL on terms satisfactory to the Purchasers in their sole discretion, the Purchasers' acquisition of Shares pursuant to this Offer prior to the date that the Purchasers accept for payment Shares tendered pursuant to this Offer.

                   The Purchasers expressly reserve the right, in their sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 13 shall have occurred or shall have been determined by the Purchasers to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchasers in this paragraph are in addition to the Purchasers' rights to terminate the Offer pursuant to Section 13. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASERS EXERCISE THEIR RIGHT TO EXTEND THE OFFER.

                   If by 12:00 Midnight, New York City time, on Tuesday, February 24, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering holders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, up to the maximum amount of Shares under the Offer,
(c) extend the Offer and, subject to the right of holders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer.

                   There can be no assurance that the Purchasers will exercise their right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to holders in connection with the Offer be promptly disseminated to holders in a manner reasonably designed to inform holders of such change), and without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

                   If the Purchasers extend the Offer, or if the Purchasers (whether before or after acceptance for payment of Shares) are delayed in their acceptance for payment of or payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchasers, and such Shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchasers to delay the payment for Shares which the Purchasers have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

                   If the Purchasers make a material change in the terms of the offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to holders and investor response. If, prior to the Expiration Date, the Purchasers should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer.

                   A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon the Company's decision to provide such lists or to mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials at the Purchasers' expense, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchasers following receipt of such lists or listings from the Company, or by the Company if it so elects. However, there can be no assurance that the Company will respond to such request, and if the Company fails to respond to such request, the Purchasers may be unable to mail such materials directly to such record holders.

2.       PROCEDURES FOR TENDERING SHARES

                  Valid Tender. For a holder to validly tender Shares pursuant to the Offer, either (A) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses, or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (B) the tendering holder must comply with the guaranteed delivery procedures set forth below.

                   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. DELIVERY TO THE DEPOSITARY IS ACCOMPLISHED ONLY WHEN ALL REQUIRED MATERIALS ARE RECEIVED BY THE DEPOSITARY.

                  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchasers may enforce such agreement against such participant.

                  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

                   Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

                   Guaranteed Delivery. If a holder desires to tender Shares pursuant to the Offer and such holder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such holder's tender may be effected if all the following conditions are met:

                  (i) the tender is made by or through an Eligible Institution;

                  (ii) a  properly   completed  and  duly  executed  Notice  of
          Guaranteed Delivery, substantially in the form provided by the Purchasers, is received by the Depositary, as provided below, prior to the Expiration Date; and

                  (iii) the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

                  A Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (b) a Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

                   The Purchasers' acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Purchasers upon the terms and subject to the conditions of the Offer.

                   Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering holder irrevocably appoints designees of the Purchasers as such holder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder's rights with respect to the Shares tendered by such holder and accepted for payment by the Purchasers (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such holder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchasers will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchasers reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchasers' acceptance for payment of such Shares, the Purchasers must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

                   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. The Purchasers reserve the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular holder whether or not similar defects or irregularities are waived in the case of other holders, as determined by the Purchasers. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived, as determined by the Purchasers. None of the Purchasers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

                   Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a holder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such holder is not subject to backup withholding. If a holder does not provide such holder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such holder and the payment of cash to such holder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All holders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchasers and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

                  Lost Share Certificates. If the Share Certificates which a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering holders who have lost their Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See Instruction 11 to the Letter of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties.

3.       WITHDRAWAL RIGHTS

                   Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchasers pursuant to the Offer, may also be withdrawn at any time after March 26, 1998 (or such later date as may apply in case the Offer is extended).

                   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

                  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

                  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. None of the Purchasers, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR PAYMENT AND PAYMENT

                  If more than 1,000,000 Shares are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchasers will only accept for purchase, upon the terms and subject to the conditions of the Offer, and pay for, an aggregate of 1,000,000 Shares so tendered, pro rata according to the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,000,000 Shares (or less than or equal to 707,000 Shares if the Purchasers exercise their right to purchase only up to 707,000
Shares), the Purchasers will purchase all Shares so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer. The Purchasers have reserved the right to purchase only up to 707,000 Shares if the board of directors of the Company has not approved the Purchasers' acquisition of Shares pursuant to this Offer. If the Purchasers exercise their right to purchase only up to 707,000 Shares, the proration of tenders in excess of such amount will be based upon 707,000 Shares.

                  If proration of tendered Shares is required, and because of the difficulty of determining the proration results, the Purchasers may not be able to announce the final results of such proration until approximately seven business days after the Expiration Date. Subject to the Purchasers' obligation under Rule 14e-1(c) under the Exchange Act to pay holders of Shares the Purchase Price in respect of Shares tendered or return those Shares promptly after the termination or withdrawal of the Offer, the Purchasers do not intend to pay for any Shares accepted for payment pursuant to the Offer until the final proration results are known.

                   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will accept for payment and will pay for up to 1,000,000 Shares, validly tendered and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 13. The Purchasers expressly reserve the right, in their sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 13. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

                   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (b) the Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of

Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

                   For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, up to 1,000,000 Shares, validly tendered to the Purchasers and not withdrawn as, if and when the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders, the Purchasers' obligations to make such payment shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchasers will pay any stock transfer taxes with respect to the transfer and sale to them or their order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

                   If the Purchasers are delayed in their acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

                  If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering holder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer. Notwithstanding the foregoing, in the event that a portion of the Shares represented by a tendered Share Certificate has been tendered and a portion has not been tendered, or a portion has been accepted for payment and a portion has not been accepted for payment, and the Company's transfer agent cannot or will not reissue Share Certificates representing any such Shares, the Purchasers will provide to the tendering holder a certificate of beneficial interest in the Shares that were not accepted for payment.

                   The Purchasers reserve the right to transfer or assign, in whole or from time to time in part, to the Funds, or to one or more direct or indirect wholly owned subsidiaries of the Funds, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchasers of their obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The Purchasers believe that tenders of Shares pursuant to the offer may result in capital losses for many holders. Capital losses may be used to offset capital gains and the excess of capital losses over capital gains may be offset by non-corporate taxpayers against ordinary income, subject to an annual deduction limitation of $3,000 ($1,500 in the case of married individuals filing separately).

                  The receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering holder will recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the holder and purchased pursuant to the Offer. If Shares are held by a holder as capital assets (i.e., generally assets held for investment), gain or loss recognized by the holder with respect to such Shares will generally be capital gain or loss.

         Capital gains recognized by a non-corporate holder will generally be taxed at a maximum federal marginal tax rate of 20% if the holder's holding period for the Shares exceeds 18 months and 28% if the holder's holding period for the Shares exceeds 12 months but does not exceed 18 months. Capital gains recognized by a corporate holder will be taxed at a maximum federal marginal tax rate of 35%.

         THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

                   Based on the Company's Proxy Statement relating to its annual meeting on September 17, 1996 (the "1996 Proxy Statement"), the most recent filing made by the Company with the Commission containing a number of outstanding Shares, as of August 7, 1996 there were 5,035,900 Shares outstanding and approximately 3,500 holders of record of Shares. However, in its decision in Linton v. Earle, 1997 Del. Ch. LEXIS 117 (1997), in which certain holders of Shares challenged the issuance of 270,000 Shares to the Company's directors and 50,000 Shares to its counsel, the Delaware Court of Chancery invalidated the issuance of 320,000 of such Shares.

                  Based on the 1996 Proxy Statement, until 1992, the Shares were quoted on the Nasdaq National Market ("Nasdaq"). In 1992 the Shares were removed from quotation on Nasdaq. The last reported trade of Shares occurred on January 16, 1998, at a price of $2 1/8 per share, at a volume of 1,800 shares. Based upon information obtained from Bloomberg, L.P., the high and low sale prices for the Shares were as follows for the period beginning January 1, 1996 and ending on January 16, 1998, the date of the last reported trade:

                              Price Range of Shares

                                                    High                   Low
First Quarter 1996                                  $0.05                 $0.04
Second Quarter 1996                                  1/2                    .01
Third Quarter 1996                                  1 1/4                  1/2
Fourth Quarter 1996                                 1 3/4                  3/4
First Quarter 1997                                    2                     1
Second Quarter 1997                                 1 5/8                  3/4
Third Quarter 1997                                 2 11/16                 1/2
Fourth Quarter 1997                                   2                    11/2
First Quarter 1998 (through                         2 3/8                   2
January 16, 1998, the date of
the last reported trade)

As of the date hereof, there is no established public trading market for the Shares.

7.       EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
                  EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

                   Market for the Shares. Based on the 1996 Proxy Statement, as of August 7, 1996 there were 5,035,900 Shares outstanding. However, in its decision in Linton v. Earle, in which certain holders of Shares challenged the issuance of 270,000 Shares to the Company's directors and 50,000 Shares to its counsel, the Delaware Court of Chancery invalidated the issuance of 320,000 of such Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade over-the-counter, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

                   Exchange Act Registration. The Purchasers believe that the Shares are currently registered under the Exchange Act. The Shares may be eligible for deregistration either prior to or after the Offer depending upon certain circumstances, including the number of record holders of the Shares at such time. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 500 or more holders of record, and if total assets of the Company have not exceeded $10 million on the last day of the Company's three most recent fiscal years. In order to be eligible to effect such termination, however, the Company must be current in its periodic reporting requirements under the Exchange Act. The Purchasers believe that the Company has filed reports under the Exchange Act only sporadically since the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1991, the last full fiscal year prior to the seizure by the Resolution Trust Corporation (the "RTC") of Security Savings, and that the Company is therefore not current in such periodic reporting requirements.

                   Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission. Termination would also make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities in compliance with Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, would be eliminated, although Rule 144 and Rule 144A would appear to be currently unavailable to such affiliates because of the absence of currently available information concerning the Company.

                   Margin Securities. The Purchasers believe that the Shares do not constitute margin securities under the regulations of the Board of Governors of the Federal Reserve System.

8.       CERTAIN INFORMATION CONCERNING THE COMPANY

                   The following information has been excerpted from the Company's Annual Report on Form 10-K for the year ended December 31, 1991, the last Form 10-K filed by the Company and is the last Form 10-K that had been due to be filed prior to the seizure of Security Savings by the RTC:

                   "[The Company] was  incorporated  under the laws of the State of Delaware on March 17, 1988 for the purpose of becoming the holding company of [Security Savings]. On March 6, 1989, the [Company] acquired all the stock of Security Savings through a holding company reorganization.

                   "The Corporation [was] classified as a unitary savings and loan holding company and [was] subject to regulation by the Office of Thrift Supervision ("OTS"), a bureau of the U.S. Department of the Treasury. Its principal business [was] the business of [Security Savings] and [its] subsidiaries.

                   "Prior to its acquisition of the stock of the [Security Savings], the [Company] had no assets or liabilities and engaged in no business activities. Since the acquisition, the [Company did] not engage in any significant activity other than holding the stock of [Security Savings] and operating a savings and loan business through [Security Savings].

                   "Security Savings Bank, SLA [was] a New Jersey chartered savings and loan association which began operations in 1873. [Security Savings] converted from a mutual association to a stock association in June of 1987 and became a subsidiary of the [Company] in March of 1989. On June 28, 1988, [Security Savings] changed its name to "Security Savings Bank, SLA." Security Savings conduct[ed] its business through 30 offices located throughout southern New Jersey, including its home office at 818 Landis Avenue, Vineland, New Jersey. [Security Savings] also wholly own[ed] seven subsidiaries.

                   "[Security Savings]'s deposits [were] federally insured up to the allowable limits by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). [Security Savings was] subject to examination and comprehensive regulation by the OTS and the New Jersey Department of Banking. It [was] a member of and own[ed] capital stock in the FHLB of New York, one of the twelve regional banks in the FHLB System, and [was] further subject to regulation by the Board of Governors of the Federal Reserve System . . . governing reserves to be maintained against deposits and certain other matters."

                  The  following   information   has  been  excerpted  from  the
Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 (the "September 1995 Form 10-Q"), the last Form 10-K filed by the Company:

                   "Since the seizure by the [RTC] in December, 1992, of the [Company]'s former wholly-owned subsidiary, [Security Savings], the [Company] has been, and continues to be, inactive. The [Company] has no significant assets, liabilities or operations. The [Company]'s activities currently consist of maintaining the [Company]'s legal status under Delaware law and pursuing a lawsuit initiated by the Corporation against the United States Government in connection with the inclusion of supervisory goodwill in the calculation of the [Security Savings]'s regulatory capital.

                   "At September 30, 1995, the [Company] had total assets of $667,293, as compared to total assets of $0 at December 31, 1994. The [Company]'s assets consist entirely of cash and investments of cash resulting from a federal income tax refund in the amount of approximately $678,000 that the [Company] received from the Internal Revenue Service in February, 1995, for the tax year ended December 31, 1992. The investment consist [sic] of a certificate of deposit in a financial institution. The RTC has informally advised the [Company] that this tax refund should be returned to the RTC as the receiver for [Security Savings]. The [Company] intends to contest this matter with the RTC. In October, 1995, the [Company] also received a refund in the amount of $43,000 from the State of Delaware for overpayment of franchise taxes.

                   "Since December, 1992, the [Company] has been inactive and, therefore, has had no results of operations or income for the three and nine months ended September 30, 1995 and 1994. The [Company] does not expect to have any significant earnings or operations unless and until it recovers damages, if any, from the goodwill lawsuit. See "Part II.
         Item 1 Legal Proceedings." At this time, the [Company] has made no decision regarding its future course of action in the event that the [Company] prevails in its goodwill lawsuit.

                   "During the three and nine months ended September 30, 1995, the [Company] incurred approximately $27,000 in operating expenses. Approximately $23,000 of such expenses resulted from legal fees relating to pursuit of the goodwill lawsuit and the maintenance of the [Company]'s legal status under Delaware law. The balance of such expenses were to cover fees payable to the [Company]'s Transfer Agent and Registrar and for miscellaneous other expenses. Funds were provided to the [Company] for such operating expenses through borrowings from the [Company]'s Directors, unsecured loans and borrowings against tax refunds received by the [Company].

                   "On August 8, 1995, the [Company] filed a lawsuit styled Robert T. Healy and Security Investments Group, Inc. v. United States of America in the United States Court of Federal Claims [the "Claims Court"] (Docket No. 95-530 C) [the ("Action")] to recover damages for breach of contract occasioned by the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") in August 1989. The enactment of FIRREA precluded the use of "supervisory goodwill" from the computation of a savings association's regulatory capital, a practice which had been permitted by federal regulations prior to FIRREA's enactment. As of December 4, 1992, the [Security Savings] had approximately $51.3 million of supervisory goodwill recorded on its books. The lawsuit seeks compensatory damages in an amount to be determined. Several supervisory goodwill lawsuits have been filed by savings associations similarly situated to the [Company]. Similar lawsuits have been won by the plaintiffs and have been upheld on appeal. In November, 1995, the U.S. Government announced that it will appeal these decisions to the U.S. Supreme Court. If the Supreme [sic] elects to hear these cases, a decision may not be known until June, 1996, if the case is heard during the current term of the Court. In November 1995, the Court of Claims suspended the Corporation's proceeding with the lawsuit (claims filed by other similarly situated plaintiffs have also been suspended by the Court) pending action by the Supreme Court. The [Company] intends to vigorously pursue its lawsuit against the United States for breach of contract."

                  The Action is one of several similar cases pending before the Claims Court. The Action was stayed pending the outcome of certain other suits. On July 1, 1996, the U.S. Supreme Court held that the government was liable to certain other plaintiff thrift holding companies in cases arising out of similar facts patterns (the "Winstar Litigation"). Further information regarding the Winstar Litigation is set forth below.

                  Since the termination of RTC in 1995, the FDIC has acted as receiver for Security Savings, and has been granted leave to intervene in the litigation on behalf of Security Savings in its capacity as receiver. The FDIC filed a complaint as plaintiff- intervenor on March 25, 1997. The plaintiffs in the Action ("Plaintiffs") filed a Second Amended Complaint on April 15, 1997. The Purchasers believe that the FDIC has intervened in the Action principally to recover any losses on account of the receivership of Security Savings that were paid out by the insurance fund. The Purchasers also believe that the FDIC will assert that, under applicable FDIC regulations, the FDIC's claim will be senior to the claims of the Company, as Security Savings's sole stockholder. The Purchasers further believe that it is not possible to predict how the Claims Court will resolve the FDIC's claims, or the timing of any such resolution.

                  On December 22, 1997, the Claims Court ruled in favor of the plaintiffs on the issue of liability in four cases involving financial institutions other than Security Savings. These four cases were selected as "Test Cases" for the purposes of extending summary judgment from the Supreme Court's decision in the Winstar Litigation. The Claims Court ordered that, in all Winstar-related cases where there are pending summary judgment motions or cross-motions filed by plaintiffs, the defendant must show cause, within 60 days after December 22, 1997, why those motions should not be granted, and liability found on all Winstar contract issues based upon its December 22, 1997 decision. The government has vigorously defended its position as to both liability and damages. No assurance as to an outcome of this process can be made.

                  Proceedings in the Action had been stayed pending a decision by the Supreme Court of the United States in three cases involving claims by financial institutions against the United States for, among other things, breach of contract based upon the elimination by FIRREA of the treatment of goodwill and capital credits contemplated at the time the ailing thrifts were taken over by healthier thrifts or other investors. On July 1, 1996, the Supreme Court decided an appeal in three of these cases brought against the government. The plaintiffs were Winstar Corporation, Glendale Federal Bank FSB and The Statesman Group, Inc. In the Winstar Litigation, based upon their facts and circumstances and based upon the documents relating to the plaintiffs' acquisitions of ailing savings institutions, the Claims Court had granted summary judgment on the issue of liability in favor of the plaintiffs. Thereafter a panel of the Court of Appeals for the Federal Circuit (the "Federal Circuit") reversed the summary judgments granted in favor of the plaintiffs and ruled against them. Subsequently, the Federal Circuit, sitting en banc, reversed the panel's decision and ruled in favor of the plaintiffs. The Government then sought a further review in the Supreme Court. In its July 1996 decision, the Supreme Court affirmed the judgments of liability in favor of the plaintiffs, holding that, based upon the language of the applicable documents executed in connection with plaintiffs' take-over of ailing thrifts, such plaintiffs have stated claims for breach of contract against the government. Because the Claims Court had not made any findings as to whether the plaintiffs had suffered damages and, if so, in what amount, the Supreme Court remanded for further proceedings consistent with its opinion. Since the Supreme Court's decision in July 1996, the Claims Court has conducted evidentiary proceedings in which it took testimony and reviewed documentary evidence on the measure and amount of damages regarding the claim of Glendale Federal Bank FSB. The government has opposed Glendale's claim for damages. Although in published reports the presiding judge made remarks favorable to the plaintiffs prior to hearing evidence from the government, the Court has not yet rendered a decision on the measure or the amount of damages to which Glendale may be entitled. The Court has not yet begun to hear evidence concerning damages to which any other plaintiffs may be entitled. Following any decision on damages, it is anticipated that one or both parties may appeal to the Federal Circuit. There can be no prediction whether the Claims Court will make a damage award or when any such damage award will become final, nonappealable and enforceable.

                  Although the plaintiffs in the Winstar Litigation prevailed in the Supreme Court and the plaintiffs in the four "Test Cases" prevailed in the Claims Court, such decisions are not necessarily dispositive of the outcome of the Action. A court may still determine that the Plaintiffs' claims involve sufficiently different facts and/or legal issues as to render the Winstar Litigation inapplicable to the Action and thereby result in a different conclusion from that of the Winstar Litigation. Moreover, the damages portion of the claims presented by the Winstar plaintiffs remain to be litigated and could take several years to resolve. The government has vigorously defended its position as to both liability and damages.

                  Following any decision on liability with respect to the Action, it is possible that one or both parties may seek to appeal to the Federal Circuit. It is uncertain when any such judgment will become final, nonappealable and enforceable. If the Claims Court rules in favor of the Plaintiffs on the issue of liability and, assuming there are one or more appeals from that decision, if the judgment of liability is upheld following any such appeals, it would nevertheless be uncertain when the Claims Court would conduct proceedings on damages and, following a decision, if any, on damages and any appeals from such decision, when any such decision would become final. The measure and amount of damages, if any, are uncertain.

                  By tendering Shares pursuant to the Offer, holders will relinquish any and all rights, as holders, to any benefits as holders or derivative plaintiffs of the outcome of the Action, and any other benefits that may have accrued or may hereafter accrue to holders from any other source.

                  On April 1, 1996, the Company's board of directors decided to issue to each of its nine members 30,000 Shares as compensation for services they had rendered from the end of 1992 until 1996. The board also decided to issue 50,000 shares to a law firm that employed one of the directors, as a retainer to secure the services of that firm. The board issued the 1996 Proxy Statement and noticed a stockholders meeting for September 17, 1996, at which the board was reelected. However, in its decision in Linton v. Earle, in which certain holders of Shares challenged the issuance of 270,000 Shares to the Company's directors and 50,000 Shares to its counsel, the validity of the reelection of directors and certain other matters, the Delaware Court of Chancery invalidated the issuance of such Shares and such reelection.

                   On December 19, 1997, a group (the "Group") of the Company's shareholders, which includes the plaintiffs in Linton v. Earle, filed a Schedule 13D with the Commission. The Group stated that "[t]he Group's purpose is to seek a  reconstitution  of the Board of Directors . . .. Absent an agreement with the
Company acceptable to the Group, the Group intends to conduct a proxy and/or consent solicitation to remove the members of the Board of Directors of the Company . . . and to elect a new slate of Directors which is responsive to the Stockholders' interests."

                  According to the Linton v. Earle opinion, the Federal government has sued the Company in Federal District Court for the District of New Jersey to recover the tax refund of approximately $678,000. As of July 1997, that litigation had not been resolved, and the refund proceeds remained deposited in an interest-bearing account. No prediction can be made as to the outcome of this case.

                   Set forth in Annex A attached hereto is certain selected financial information with respect to the Company excerpted from information contained in the September 1995 Form 10-Q. Set forth in Annex C attached hereto is certain financial information with respect to the estate of Security Savings, which has been obtained from the FDIC.

                   Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. The Purchasers believe that the Company has only sporadically filed reports and proxy statements under the Exchange Act since the filing of the September 1995 Form 10-Q. Such reports, proxy statements and other information, may be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

                   The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchasers have no knowledge that any such information is untrue, the Purchasers take no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.       CERTAIN INFORMATION CONCERNING THE PURCHASERS AND THE FUNDS

                  Purchaser LLC is newly organized and is wholly owned by Investment LLC. Purchaser Corp. is newly organized and is wholly owned by Investment Corp. Neither of the Purchasers has conducted any business other than in connection with the Offer. The

Funds were formed to engage in the buying and selling of securities for investment for their own accounts. JL Advisors II, LLC, a Delaware limited liability company ("Advisors"), is the sole managing member of Investments LLC. JL Associates II, LLC, a Delaware limited liability company ("Associates"), is the investment manager of Investments Corp. Michael L. Lewittes and Jaffe Capital Management Group, L.L.C., a Delaware limited liability company controlled by Robert S. Jaffe, are the sole members and the managers of Advisors and Associates. Messrs. Jaffe and Lewittes are U.S. citizens. The principal executive offices of Messrs. Jaffe and Lewittes, Advisors, Associates, Investments LLC and Purchaser LLC are located at 520 Madison Avenue, 7th Floor, New York, New York 10022. The principal executive offices of Investments Corp. and Purchaser Corp. are located at c/o International Fund Administration, Ltd., 48 Par-la-Ville Road, Suite 464, Hamilton HM11, Bermuda.

                  Investments LLC and Investments Corp. have aggregate equity capital contribution commitments in excess of $22,000,000 and have committed to fund sufficient equity capital to the Purchasers to pay for the Shares to be purchased hereunder, plus related fees and expenses. The Purchasers have agreed to allocate between themselves the Shares purchased hereunder at the time of acceptance of Shares for payment.

                  None of the Funds or the Purchasers, or, to the knowledge of the Funds or the Purchasers, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security in the Company, and none of the Funds, the Purchasers, or, to the knowledge of the Funds or the Purchasers, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

                  Except as set forth in this Offer to Purchase, none of the Funds or the Purchasers, or, to the knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

                  None of the Funds or the Purchasers, or, to the knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of their respective executive officers, directors or affiliates that would require reporting under the rules of the Commission.

                  To the knowledge of the Purchasers and the Funds, there have been no contacts, negotiations or transactions between the Funds or the Purchasers, or their respective subsidiaries, or, to the knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

                  The Purchasers have entered into an agreement (the "Filing Agreement") pursuant to which the Purchasers have agreed to file the Schedule 14D-1 jointly and concurrently issue this Offer to Purchase and make the Offer. The Filing Agreement provides that the Purchasers will allocate between themselves at the time of the acceptance of Shares for purchase any Shares purchased pursuant to the Offer. The Filing Agreement further provides that, at the time of payment for Shares, due to the desire of Purchaser Corp. to hold any Shares purchased by it solely for passive investment purposes, all collective action by the Purchasers will cease, and each Purchaser will be permitted to take any actions with respect to the Shares deemed necessary or appropriate by such Purchaser.

                  JL Advisors, LLC ("JL Advisors"), an affiliate of Investments LLC, has entered into a consulting agreement (the "Consulting Agreement") with Collectible Certificates LLC, a Delaware limited liability company ("Collectible"), which provides that Collectible will consult with and advise JL Advisors and any entities, including the Funds and the Purchasers, organized by JL Advisors to acquire interests in existing or formerly existing entities, including Security Savings (each, an "Institution"), that have asserted either directly, or derivatively, certain claims against the United States. Collectible agreed to reimburse JL Advisors for the legal and other costs of organizing the initial investment entity and those incurred in connection with the preparation of the Consulting Agreement. The Consulting Agreement terminates on November 30, 1998, provided that the Consulting Agreement will continue so long as certain investment vehicles retain any portion of any interest in an Institution. The Consulting Agreement provides that through November 30, 1998, Collectible will receive basic compensation at the rate of $100,000 per annum, payable monthly in arrears. In addition to such Basic Compensation, Collectible will receive, as additional compensation, 7 1/2% of the "Realized Net Profits" received with respect to interests in Institutions, determined and paid as provided in the Consulting Agreement. JL Advisors has agreed to provide to managing member of Collectible, until November 30, 1998, without charge, an office within JL Advisors's office space, computer access and telephone usage, as well as reimbursement for travel and other out-of-pocket expenses previously approved by such affiliate.

10.      SOURCE AND AMOUNT OF FUNDS

                  The total amount of funds required by the Purchasers to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses incurred in connection with the Offer is estimated at $2,500,000. Investments LLC and Investments Corp. have aggregate equity capital contribution commitments in excess of $22,000,000 and have committed to fund sufficient equity capital to the Purchasers to pay for the Shares to be purchased hereunder, plus related fees and expenses. The Purchasers have agreed to allocate between themselves the Shares purchased hereunder at the time of acceptance of Shares for payment.

11.      PURPOSE OF THE OFFER

                    The purpose of the Offer is to make, through the purchase of Shares, a speculative investment in any surplus or excess funds remaining on account of the interest of the Company in Security Savings after the outcome of all litigation and satisfaction of all liabilities of Security Savings. By tendering Shares pursuant to the Offer, holders will relinquish any rights, as holders, to any benefits to the Company of the existence of any such surplus or excess funds. The Company and Security Savings no longer operate an ongoing business and, to Purchasers' knowledge, Security Savings no longer has a Board of Directors or management. However, to the extent information is available, the Purchasers intend to continuously evaluate the Company and its prospects, and the Purchasers reserve the right to change their plans and intentions.

                  The Purchasers have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company (other than the distribution to the holders of the Shares of funds, if any, received from the FDIC by the Company in accordance with the charter documents and other instruments defining the rights of securities holders, and the applicable rules of the FDIC with respect to priorities of distributions by receivers of failed institutions), a sale or transfer of any material amount of assets of the Company, any change in the Board of Directors or management of the Company, any change in the capitalization or dividend policy of the Company, or any other change in the Company's corporate structure or business. However, to the extent information is available, the Purchasers intend to continuously evaluate the Company and its prospects, and the Purchasers reserve the right to change their plans and intentions.

12.      DIVIDENDS AND DISTRIBUTIONS

                   If, with effect after  September 30, 1995, the Company should
(a) split, combine or otherwise change the Shares or its capitalization from that disclosed in the September 1995 Form 10-Q, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) except as disclosed in the 1996 Proxy Statement with respect to the Shares, the issuance of which was rescinded pursuant to Linton v. Earle, issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of Section 13 hereof, the Purchasers, in their sole discretion, may make such adjustments as they deem appropriate in the offer price for the Shares and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

                    If, with effect after September 30, 1995, except as disclosed in the 1996 Proxy Statement with respect to the Shares, the issuance of which was rescinded pursuant to Linton v. Earle, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to holders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase, or their nominees or transferees on the Company's stock transfer records, then, subject to the provisions of Section 13 hereof, (a) the offer price for the Shares may, in the sole discretion of the Purchasers, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering holders will (i) be received and held by the tendering holders for the account of the Purchasers and will be required to be promptly remitted and transferred by each tendering holder to the Depositary for the account of the Purchasers, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchasers, be exercised for the benefit of the Purchasers, in which case the proceeds of such exercise will promptly be remitted to the Purchasers. Pending such remittance and subject to applicable law, the Purchasers will be entitled to all rights and privileges as owners of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the Offer Price the amount or value thereof, as determined by the Purchasers in their sole discretion.

13.      CERTAIN CONDITIONS OF THE OFFER

                  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchasers' rights to extend and amend the Offer at any time in their discretion, the Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, or may terminate or amend the Offer as to any Shares not then paid for, if any of the following events shall occur or be deemed by Purchasers to have occurred:

                  a. there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws

         (each as in effect on the date of this Offer to Purchase), in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchasers, the Funds or any other affiliate of the Funds, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the Offer,
         (ii) seeking to prohibit the ownership by Purchasers, the Funds or any other affiliate of the Funds of all or any portion of the Shares or of the business or assets of Purchasers, the Funds or any other affiliate of the Funds or to compel Purchasers, the Funds or any other affiliate of the Funds to dispose of or hold separate the Shares or all or any portion of the business or assets of Purchasers, the Funds or any other affiliate of the Funds or seeking to impose any limitation on the ability of Purchasers, the Funds or any other affiliate of the Funds to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of Purchasers, the Funds or any other affiliate of the Funds effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to receive distributions from the FDIC in respect of the Shares, (iv) seeking to require divestiture by Purchasers, the Funds or any other affiliate of the Funds of any Shares, (v) seeking any material diminution in the benefits expected to be derived by Purchasers, the Funds or any other affiliate of the Funds as a result of the Offer, or
         (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of Purchasers, might materially adversely affect the Company or Purchasers, the Funds or any other affiliate of the Funds or the value of the Shares;

                  b. there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued, extant or deemed applicable to (i) Purchasers, the Funds or any other affiliate of the Funds or either Company, (ii) the Offer, (iii) the transfer or purported assignment to the Purchasers of Shares purchased hereunder, by any government, legislative body or court, or Governmental Entity, that, in the sole judgment of the Purchasers, might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (vi) of paragraph (a) above;

                  c. the Purchasers shall have learned of any change that has, since September 30, 1995, occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, ownership or prospective ownership of debt or equity securities of the Company
         (including, without limitation, disposition by the Company of any interest in or rights with respect to Security Savings), condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of the Purchasers, is or may be materially adverse to the Company, or the Purchasers shall have become aware of any facts that, in the sole judgment of the Purchasers, have or may have material adverse significance with respect to either the value of the Company or Security Savings or the value of the Shares to the Purchasers;

                  d. there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or over-the-counter in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, (iii) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchasers, might affect the extension of credit by banks or other lending institutions,
         (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  e. there shall have occurred any decision, action, development, event or other circumstance in the Action or in any legal proceeding based upon similar factual or legal allegations, including, without limitation, any action seeking damages against the United States of America in connection with "supervisory goodwill" accounting for financial institutions, which in the sole judgment of the
         Purchasers could have an adverse effect on the Shares or the Purchasers' eventual recovery with respect thereto, or the FDIC shall have issued receiver's certificates or other similar documents to any holder of any claim with respect to Security Savings, including the Company;

                  f. a tender or exchange offer for any Shares shall have been made or proposed to be made by any other person or entity other than tender offers disclosed on Schedule 14D-1 on file with the Commission prior to January 1, 1998;

                  g. any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in this Section 13 or Section 14 hereof) shall not have been obtained on terms satisfactory to the Purchasers in their discretion;

                  h. the Purchasers shall have concluded, in their sole judgment, that any statute, rule of law, covenant, order or provision of any charter document or by-law of any entity may apply which may have the effect of prohibiting, limiting or otherwise impeding in any way, or imposing any conditions on, the ability of the Purchasers or any of their direct or indirect transferees of any Shares at any time held by the Purchasers to consummate any business combination transaction (including any merger or consolidation, purchase or sale of assets, tender or exchange offer, purchase or sale of securities, or distribution upon securities) or to exercise any voting rights in respect of such Shares;

which, in the sole judgment of the Purchasers in any such case, and regardless of the circumstances (including any action or inaction by the Purchasers, the Funds or any other affiliate of the Funds) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to any such condition or may be waived by the Purchasers in whole or in part at any time and from time to time in their discretion. The failure by the Purchasers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchasers concerning the events described in this Section 13 will be final and binding upon all parties. The Purchasers have reserved the right to make independent determinations with respect to all matters requiring their determination in connection with the above conditions.

14.      CERTAIN LEGAL MATTERS

                   General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, the Purchasers are not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and any subsidiaries thereof, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchasers pursuant to the Offer or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchasers as contemplated herein. Should any such approval or other action be required or desirable, the Purchasers currently contemplate that such approval or action would be sought, except as described below under "State

Takeover Laws." While the Purchasers do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchasers or the Funds or that certain parts of the businesses of the Company, the Purchasers or the Funds might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchasers' obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

                    State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In ITS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

                   The Purchasers have not filed any information, registration or similar statements under any state takeover statutes in connection with the Offer. The Purchasers believe that the Delaware takeover statutes is applicable to the Offer, and that the New Jersey Takeover Bid Disclosure Law may be applicable to the Offer. As more fully set forth in Section 13, it is a condition of the Offer (subject to waiver in the sole judgment of the Purchasers) that the Company's Board of Directors recommend acceptance of the Offer to the shareholders, with the effect that the Offer would not constitute a "takeover bid or takeover offer" as defined in the New Jersey Takeover Bid Disclosure Law. The Purchasers reserve the right to challenge the applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the Offer, the Purchasers might be unable to accept for payment or pay for the Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for payment or pay for any Shares tendered. See Section 13.

                   Antitrust.  Purchasers  believe  that  the  Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended (the "HSR Act") is inapplicable to the Offer in light of the size of the Company and of the Offer. If the provisions of the HSR Act were applicable to the Offer, the acquisition of Shares under the Offer could be consummated only following the expiration of a 15-calendar day waiting period following the filing by the Purchasers of a Notification and Report Form with respect to the Offer, unless the Purchasers received a request for additional information or documentary material from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") were to request additional information or material from the Purchasers concerning the Offer, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchasers with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchasers. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties
frequently  engage  in  negotiations  with  the  relevant   governmental  agency
concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

                    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions. At any time before or after Purchasers' acquisition of the Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking the divestiture of the Shares acquired by the Purchasers. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

15.      FEES AND EXPENSES

                  MacKenzie Partners, Inc. (the "Information Agent") has been retained by the Purchasers as information agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchasers will pay the Information Agent reasonable and customary compensation for all such services and will reimburse the Information Agent for reasonable out-of-pocket expenses in connection therewith. The
Purchasers have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

                  IBJ Schroder Bank & Trust Company (the "Depositary") has been retained as the Depositary. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

                  The Purchasers will pay soliciting dealers' fees of $0.20 per Share to brokers, dealers and other persons for soliciting tenders of Shares of their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchasers for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients.

16.      MISCELLANEOUS

                   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. The Purchasers are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the Purchasers become aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Purchasers will make a good faith effort to comply with such law. If, after such good faith effort, the Purchasers cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. To the extent the Purchasers become aware of any state law that would limit the class of offerees in the Offer, the Purchasers will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                    THE PURCHASERS HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE "SCHEDULE 14D-1") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER,

AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).


January 21, 1998

                                                                      SCHEDULE I

                     DIRECTORS AND EXECUTIVE OFFICERS OF THE
                            FUNDS AND THE PURCHASERS

         The Funds. Purchaser LLC is newly organized and is wholly owned by Investment LLC. Purchaser Corp. is also newly organized and is wholly owned by Investment Corp. Neither of the Purchasers has conducted any business other than in connection with the Offer. The Funds were formed to engage in the buying and selling of securities for investment for their own accounts. JL Advisors II, LLC, a Delaware limited liability company ("Advisors"), is the sole managing member of Investments LLC. JL Associates II, LLC, a Delaware limited liability company ("Associates"), is the investment manager of Investments Corp. Michael
L. Lewittes and Jaffe Capital Management Group, LLC, a Delaware limited liability company controlled by Robert S. Jaffe, are the sole members and the managers of Advisors and Associates. Messrs. Jaffe and Lewittes are U.S. citizens. The principal executive offices of Messrs. Jaffe and Lewittes, Advisors, Associates, Investments LLC and Purchaser LLC are located at 520 Madison Avenue, 7th Floor, New York, New York 10022. The principal executive offices of Investments Corp. and Purchaser Corp. are located at c/o International Fund Administration, Ltd., 48 Par-la-Ville Road, Suite 464, Hamilton HM11, Bermuda.

         Set forth below are the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each member of each of Advisors and Associates. The business address of each such person is 520 Madison Avenue, New York, New York 10022 and, each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Funds have been employed in his or her present principal occupation listed below during the last five years.


                                            PRINCIPAL OCCUPATION OR EMPLOYMENT,
         NAME                               5-YEAR EMPLOYMENT HISTORY

Robert S. Jaffe   July 1992-June 1993           Steinhardt Partners, L.P.
                  July 1993-December 1996       SAC Capital Management, Inc.
                  January 1996-Present          Managing Member of Jaffe Capital
                                                Management  Group,
                                                LLC, an  affiliate
                                                of  JL   Advisors,
                                                L.L.C.

Michael L. Lewittes   July 1992-June 1993       Salomon Brothers Inc
                      July 1993-December 1996   SAC Capital Management, Inc.
                      January 1996-Present      Managing Member of JL Advisors,
                                                L.L.C.

                                                                    ANNEX A









                     CERTAIN SELECTED FINANCIAL INFORMATION
                                    REGARDING
                        SECURITY INVESTMENTS GROUP, INC.
                                  -------------

                                 EXCERPTED FROM
                THE QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL
                        QUARTER ENDED SEPTEMBER 30, 1995
                                       OF
                        SECURITY INVESTMENTS GROUP, INC.

                        SECURITY INVESTMENTS GROUP, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                   (Unaudited)


                                                 SEPTEMBER 30, 1995           DECEMBER 31, 1994
                                                 ------------------           -----------------
                            ASSETS
CASH                                                 $    21,610              $        1,103
INVESTMENTS                                              650,000              $            0
                                                      ----------              --------------
                  TOTAL ASSETS                        $  671,610                 $     1,103
                                                      ==========                 ===========
         LIABILITIES & SHAREHOLDERS' EQUITY
OTHER CURRENT LIABILITIES                             $  961,975                  $  294,682
LOANS PAYABLE - DIRECTORS                                  5,250                       5,250
LOANS PAYABLE                                             30,000                           0
RETAINED EARNINGS - UNAPPROPRIATED                     (325,615)                  $(298,829)
                                                      ----------                  ----------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY              $  671,610                 $     1,103
                                                      ==========                 ===========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

         Since the seizure by the Resolution Trust Corporation ("RTC") in December, 1992, of the Corporation's former wholly-owned subsidiary, Security Savings Bank, SLA (the "Savings Bank"), the Corporation has been, and continues to be, inactive. The Corporation has no significant assets, liabilities or operations. The Corporation's activities currently consist of maintaining the Corporation's legal status under Delaware law and pursuing a lawsuit initiated by the Corporation against the United States Government in connection with the inclusion of supervisory goodwill in the calculation of the Savings Bank's regulatory capital. See "Part II.
Item 1 - Legal Proceedings."

         At September 30, 1995, the Corporation had total assets of $667,293, as compared to total assets of $0 at December 31, 1994. The Corporation's assets consist entirely of cash and investments of cash resulting from a federal income tax refund in the amount of approximately $678,000 that the Corporation received from the Internal Revenue Service in February, 1995, for the tax year ended December 31, 1992. The investment consist [sic] of a certificate of deposit in a financial institution. The RTC has informally advised the Corporation that this tax refund should be returned to the RTC as the receiver for the Savings Bank. The Corporation intends to contest this matter with the RTC. In October, 1995, the Corporation also received a refund in the amount of $43,000 from the State of Delaware for overpayment of franchise taxes.


COMPARISON OF OPERATING RESULTS FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 1995 AND 1994

         Since December, 1992, the Corporation has been inactive and, therefore, has had no results of operations or income for the three and nine months ended September 30, 1995 and 1994. The Corporation does not expect to have any significant earnings or operations unless and until it recovers damages, if any, from the goodwill lawsuit. See "Part II. Item 1 - Legal Proceedings." At this time, the Corporation has made no decision regarding its future course of action in the event that the Corporation prevails in its goodwill lawsuit.

         During the three and nine months ended September 30, 1995, the Corporation incurred approximately $27,000 in operating expenses. Approximately $23,000 of such expenses resulted from legal fees relating to pursuit of the goodwill lawsuit and the maintenance of the Corporation's legal status under Delaware law. The balance of such expenses were to cover fees payable to the Corporation's Transfer Agent and Registrar and for miscellaneous other expenses. Funds were provided to the Corporation for such operating expenses through borrowings from the Corporation's Directors, unsecured loans and borrowings against tax refunds received by the Corporation.

                                                                      ANNEX B












                          CERTAIN FINANCIAL INFORMATION
                                    REGARDING
                           SECURITY SAVINGS BANK, SLA
                                  -------------

                                    PREPARED
                                       BY
                    THE FEDERAL DEPOSIT INSURANCE CORPORATION

Statement of Assets and Liabilities in Liquidation (Unaudited)
(Rounded in Dollars)

Financial Institution Number: 1287                                             For Period Ending November 30, 1997
Inception Date:  06/17/1994


Assets                                                Current Balance                       Inception Balance

Cash/Investments                                            3,744,995
Receivables                                                    31,856

Assets in Liquidation
   Consumer Loans                                           4,034,978                              74,033,052
   Commercial Loans                                           721,400                              28,062,994
   Securities                                               7,003,886                              58,898,457
   Real Estate Mortgages                                    2,534,545                             262,674,773
   Owned Assets                                                45,100                              17,713,557
   Other Assets/Judgments                                   5,217,224                              55,729,169
   Net Investments in Subsidiaries                         21,508,968                              31,954,600
         Subtotal Assets in Liquidation                    41,066,100                             529,066,603

   Advances                                                         0
Less Estimated Loss on Assets (Note 2)                     34,333,962

Total Assets                                                                $10,508,989                              $529,066,603

Liabilities (Note 4)
Accounts/Notes Payable                                          7,675
Suspense/Escrow Accounts                                      161,552
FDIC Billings and Borrowings                                  140,307
         Total Operating Liabilities                          309,534

Depositor/Credit Claims
   Pending Claims                                          17,698,803                             557,218,244
   Approved Claims                                            934,191
   FDIC Subrogated Claims                                  58,879,636
   Estimated Interest on Claims (Note 5)                            0
         Total Claims                                      77,512,630                             557,218,244

Other Liabilities
   Estimated Loss Sharing Expenses                                  0
   Estimated Litigation - Probable (Note 6)                         0
   Contracts and Other Liabilities                            832,886
         Total Other Liabilities                              832,886

Subordinated Claims
   Cross Guaranty                                                   0
   Total Subordinated Claims                                        0

Total Liabilities                                                           $78,655,050                              $557,218,244

Net Assets/(Deficit)
At Inception                                             (28,151,641)                            (28,151,641)
Non-Cash Adjustments (Note 7)                            (24,589,204)
Premiums (Paid)/Received                                   41,627,001
Income/(Loss) of the Liquidation                         (57,032,217)

Total Net Assets/(Deficit)                                                ($68,146,061)                             ($28,151,641)

      Estimated additional litigation considered reasonably possible: (Note 6)  $0

      The accompanying notes are an integral part of these financial statements.

Statement of Operations (Unaudited)
(Rounded in Dollars)

Financial Institution Number: 1287                                             For Period Ending November 30, 1997
Inception Date:  06/17/1994


Liquidation Revenues                                   Current Period                       Inception to Date

Interest - Invested Funds                                      24,398                               5,233,813
Other Income                                                (675,553)                               (973,291)
Affordable Housing Reimbursement                                    0                                       0

Interest and Fees
   Consumer Loans                                                   0                               2,397,658
   Commercial Loans                                             7,377                                 624,531
   Securities                                                       0                               1,792,147
   Real Estate Mortgages                                       54,781                               9,571,949
   Owned Assets                                                     0                                       0
   Other Assets/Judgments                                     122,128                                 951,721
   Income/(Loss) from Subsidiaries                                  0                                   1,771
   Investigation/Litigation Settlements                            25                                  81,692

Total Liquidation Revenues                                                   ($466,844)                               $19,681,991

Liquidation Expenses
Interest on FDIC Loans                                              0                                 462,948
Interest on Other Loans                                         7,674                                  24,270

Liquidation Operations
   Salaries                                                     5,114                                 672,502
   Indirect Costs (Note 8)                                    137,979                               7,662,271
   Travel                                                           0                                 115,290
   Legal Fees                                                       0                               1,330,750
   Other Professional Fees                                     10,198                               6,464,751
   Contractor Billed Expenses                                  12,946                               1,899,923
   Contractor Incentive Fees                                        0                                       0
   Other Expenses                                              77,462                               2,578,684

Total Operating Expenses                                      251,375                              21,211,388

Other Liquidation Expenses
   Net Loss Sharing                                                 0                                       0
   Litigation Settlement Expenses                                   0                                 110,000
   Affordable Housing Subsidies                                     0                                       0
Total Other Liquidation Expenses                                    0                                 110,000

Total Liquidation Expenses                                                     $251,375                               $21,321,388
Net Income/(Loss) from Operations                                            ($718,218)                              ($1,639,397)

Gain/(Loss) on Disposition of Assets
   Consumer Loans                                                   0                             (3,008,711)
   Commercial Loans                                                 0                            (15,333,893)
   Securities                                                       0                             (3,194,923)
   Real Estate Mortgages                                            0                            (25,855,620)
   Owned Assets                                             (187,500)                             (7,288,310)
   Other Assets/Judgments                                           0                               (597,144)
   Net Investment in Subsidiaries                            (18,057)                                 412,258
Total Gain/(Loss) on Disposition of Assets                                   ($205,557)                             ($54,866,343)

Owned Assets
Income from Owned Assets                                            0                                 550,768
Less Operating Expenses                                         8,643                               1,077,244
Net Owned Asset Income/(Loss)                                                  ($8,643)                                ($526,477)
Income/(Loss) of the Liquidation                                             ($932,418)                             ($57,032,217)

          The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS:

1. Basis of Accounting: The FDI Act authorizes the FDIC, as receiver for a failed insured depositary institution ("Receivership"), to administer and wind up the affairs of such institution. Financial statement presentations are based on the premises that the assets of the receivership will be liquidated and proceeds distributed to the institution's creditors over time. While the average receivership life span 3-5 years, receiverships may require longer time frames to conclude.

     At the onset of a receivership, the failed Institution's financial records are reviewed and restated to establish a new basis of accountability. The assets and liabilities of the failed institution are adjusted to remove all estimated losses, accruals and deferrals. These include loss allowances; partial write downs; prepaid, deferred or accrued expenses having no recovery value; and accrued or deferred income. As applicable, the collection value of assets as stated in the resolution agreements is also reflected. Restated balances are shown as the Inception Balance in the Statement of Assets and Liabilities in Liquidation. The receivership's Estimated Loss on Assets, Estimated Liquidation Expenses and estimates of certain other probable losses are not included as a part of the Inception Balance data.

     After inception, FDIC's liquidation valuation and measurement practices are adopted for all assets and liabilities. As appropriate, estimates of asset values, liabilities, income and expenses are reflected in the financial statements. These values are updated over time to compensate for uncertainties inherent in the estimation process. To present accurately the results of receivership operations, accruals are used when estimates of prospective cash flows are reasonably certain. Where significant uncertainties concerning the realization of a transaction exist, the transaction is recorded when cash is received or disbursed.

2. Valuation of Assets/Loss Allowances: An Estimated Loss on Assets is provided when anticipated future cash proceeds from asset dispositions are less than book values. The Estimated Loss on Assets also includes anticipated asset holding and disposition expenses. Estimates of future cash proceeds from assets in liquidation are based on recovery rates developed by asset type for all receiverships at a fund level based on a statistical sampling and extrapolation process. This may cause the estimates of losses for this receivership to vary from the actual losses ultimately realized.

3. Recoveries from Uncertain Sources: Assets of the receivership generally exclude potential collections from activities such as professional liability actions. Significant uncertainties as to ultimate realization prevent reasonable estimation of the amounts ultimately collectible. Instead, these recoveries are generally recognized when cash is received.

4. Actual and Estimated Liabilities: The FDIC as receiver determines (allows/disallows) claims and distributes proceeds, derived from the disposition of the institution's assets, according to applicable law governing the payment of creditor claims. Liability accounts are presented at amounts which are due and payable as proven and pending (unproven) claims against the receivership estate, operating liabilities and estimates of other probable losses. Applicable law governing the priorities of distributions may vary with the date the receivership was established and, therefore, liabilities of the receivership estimate are not ranked in order of preference or payment priority.

     Liabilities also may be estimated where the liability is deemed to exist but its amount is uncertain or subject to change over time. Examples include, but are not limited to, liabilities that may arise from pending defensive litigation, loss sharing agreements and cross-guaranty assessments. As with any estimate, the amount finally determined and recorded as the liability of the receivership may vary from that recorded on an estimated basis and may include additional amounts which could not be accurately determined at an earlier date.

5. Estimated Interest on Claims: Applicable law may govern or direct the payment of interest to creditors holding proven claims against the receivership estimate, including the claim(s) held by the FDIC in its Corporate capacity. Uncertainties exist as to the number of creditors whose claims will ultimately be allowed, the priority classification of claims under applicable law or regulations (whichever is relevant) and whether creditors will receiver the principal amount of proven claims against the receivership estimate. Interest is subordinated to all other claims and estimated liabilities and is disbursed only after principal amounts are paid in full. Therefore, for the purposes of these financial statements, the estimated liability for interest, respective to claims and other estimated liabilities are recognized only when its full or partial payment becomes a possibility.

6. Reasonably Possible Litigation Losses: In addition to the amounts recorded for probable litigation liabilities, the FDIC Legal Division has determined that the receivership may be subject to reasonable possible losses from unresolved litigation. Reasonably possible losses differ from those which are probable in that there is a lesser likelihood of loss and payment from the receivership. As such, reasonably possible losses are not accrued in the accounts until the FDIC, through periodic review, determines either that the litigation settlement expense has been incurred or that the likelihood of loss has become probable. While not recognized in the Statement of Assets and Liabilities in Liquidation, FDIC management may use all or part of the estimate of reasonably possible litigation losses to determine the assets that must be retained by the receivership to satisfy these potential obligations. The amount of reasonably possible losses is shown at the bottom of the receivership's Statement of Assets and Liabilities in Liquidation as a separate disclosure. Further, receiverships may be subject to significant, additional probable or reasonably possible losses from cases where uncertainties prevent a reasonable assessment of the ultimate outcome and/or an estimate of the amount of loss which could result.

7. Non-Cash Adjustments: Certain anticipated expenditures and losses are recognized as non-cash adjustments to net assets. These adjustments include the Estimated Loss on Assets, Estimated Liquidation Expenses, Estimated interest on Claims, adjustments for claims recognized after closed and other estimated receivership liabilities. Such estimates are reversed as liquidation transactions are recognized in the Statement of Liquidation Operations.

8. Indirect Cost (Statement of Operations): FDIC field personnel, assigned to FDIC's sales centers and Field offices, are responsible for the asset management and financial transactions generated from multiple receiverships assigned to the location. Therefore, each receivership incurs indirect liquidation cost in addition to costs charged directly. Such indirect costs include employee benefit, occupancy and other receivership operating expenses. Indirect expenses are allocated and billed to active receiverships based upon liquidation activity as reflected, primarily, by each receivership's direct and indirect salary charges. Other indirect, Corporate level costs directly related to the liquidation program (such as information processing, occupancy expenses and management costs) are aggregated on a national basis and are also billed to receiverships on the basis of the receivership's activity as reflected by direct and indirect salary charges.

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Common Stock of Security Investments Group, Inc. or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for the Offer is:

                        IBJ Schroder Bank & Trust Company


              By Mail:                      By Hand/Overnight Delivery:
            P.O. Box 84                          One State Street
       Bowling Green Station                 New York, New York 10004
   New York, New York 10274-0084         Attention: Securities Processing
Attention: Reorganization Department               Window, SC-1

                               Fax: (212) 858-2611

                            Confirm Fax by Telephone:
                                 (212) 858-2103

         Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchasers' expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885